Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated October 21, 2014, with respect to the consolidated financial statements of Mid-Atlantic Convenience Stores, LLC (successor) and subsidiaries and MACS Holdings, LLC (predecessor) and subsidiaries as of December 31, 2013 (successor) and for the period from October 3, 2013 to December 31, 2013 (successor) and the period from January 1, 2013 to October 2, 2013 (predecessor) included in this Current Report of Susser Petroleum Partners LP on Form 8-K/A.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Susser Petroleum Partners LP on Form S-3 (File No. 333-192335) and on Form S-8 (File No. 333-184035).

/s/ GRANT THORNTON LLP

Dallas, Texas

October 21, 2014